Exhibit 99.3

GM FINANCIAL COMPLETES PURCHASE OF INTERNATIONAL OPERATIONS JOINT VENTURE IN CHINA FROM ALLY FINANCIAL

FORT WORTH, TEXAS January 5, 2015 – GENERAL MOTORS FINANCIAL COMPANY, INC. (“GM Financial” or the “Company”), a wholly-owned subsidiary of General Motors Company (GM), announced that on January 2, 2015, GM Financial, GMAC UK plc (“GMAC UK”), an indirect wholly-owned subsidiary of GM Financial, and Ally Financial Inc. (“Ally”) completed a transaction under which GM Financial and GMAC UK acquired Ally’s 40 percent equity interest in SAIC-GMAC Automotive Finance Company Limited (formerly known as GMAC-SAIC Automotive Finance Company Limited) (“SAIC-GMAC”), a joint venture that conducts auto finance operations in China.

GM Financial acquired a 5 percent equity interest and GMAC UK acquired a 35 percent equity interest in the joint venture. Also on January 2, 2015, GM Financial sold its 5 percent equity interest in SAIC-GMAC to Shanghai Automotive Group Finance Company Ltd. (“SAIC FC”), a current shareholder of SAIC-GMAC. As a result of these equity transfers, SAIC-GMAC is now jointly owned by SAIC FC (45 percent), GMAC UK (35 percent) and Shanghai General Motors Company Limited (“SGM”) (20 percent). SGM is a joint venture between Shanghai Automotive Industry Corporation (50 percent) and GM (50 percent). GM contributed $700 million in equity to GM Financial to facilitate this acquisition.

“The close of the joint venture in China completes our acquisition of Ally’s international operations that began in November 2012. This is an important step in our evolution as GM’s global captive finance company and in supporting its growth strategy. China is a significant market for GM and we want to ensure the availability of competitive financing for its customers and dealers,” said President and CEO Dan Berce.

The Company previously completed the acquisition of Ally’s international operations in Europe and Latin America in 2013.

GM Financial now has operations in 19 countries, serving more than 16,000 dealers and providing auto finance products in markets that cover over 80 percent of GM’s worldwide sales.

About GM Financial

General Motors Financial Company, Inc. is the captive finance company of and a wholly-owned subsidiary of General Motors Company, and is headquartered in Fort Worth, Texas. For more information, visit www.gmfinancial.com.

Contact:

Media Relations	Investor Relations
Chrissy Heinke	Stephen Jones
(817) 302-7069	(817) 302-7119

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